EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

by and among

China MediaExpress Holdings, Inc.

and

Starr Investments Cayman II, Inc.

January 28, 2010

TABLE OF CONTENTS

Page

1.	Definitions.		1
2.	Registration Rights		5
	2.1	Demand Registration	5
	2.2	Piggy-Back Registration	9
3.	Registration Procedures		11
	3.1	Filings; Information.	11
	3.2	Obligation to Suspend Distribution.	14
	3.3	Registration Expenses	14
	3.4	Information.	15
4.	Indemnification and Contribution.		15
	4.1	Indemnification by the Company.	15
	4.2	Indemnification by Holders.	16
	4.3	Conduct of Indemnification Proceedings.	16
	4.4	Contribution	17
5.	Underwriting and Distribution		18
	5.1	Rule 144.	18
6.	Miscellaneous		18
	6.1	Other Registration Rights.	18
	6.2	Assignment; No Third Party Beneficiaries.	18
	6.3	Notices.	19
	6.4	Severability.	20
	6.5	Counterparts.	20
	6.6	Entire Agreement.	20
	6.7	Modifications and Amendments.	20
	6.8	Titles and Headings.	20
	6.9	Waivers and Extensions.	20
	6.10	Remedies Cumulative.	20
	6.11	Governing Law.	21
	6.12	Jurisdiction; Enforcement.	21

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 28th day of January 2010, by and among China MediaExpress Holdings, Inc., a Delaware corporation (the “Company”) and Starr Investments Cayman II, Inc., a company organized with limited liability under the laws of the Cayman Islands (the “Investor”). Any and all capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

WHEREAS, the Company and the Investor are party to that certain Securities Purchase Agreement, dated as of January 12, 2010 (the “Purchase Agreement”), with various other parties set forth on the signature pages to the Purchase Agreement, pursuant to which, the parties thereto agreed, among other things, that the Company will sell to the Investor one million (1,000,000) shares of Series A Preferred Stock, par value US$0.001 per share (the “Purchased Shares”) and 1,545,455 warrants (the “Purchased Warrants”) each entitling the Investor to purchase one share of Common Stock and the Sponsor Shareholders agreed to arrange the transfer to the Investor of 150,000 shares of Common Stock (the “Transferred Shares”).

WHEREAS, the Company and the Investor desire to enter into this Agreement in order to, among other things, reflect the registration rights to be provided to the Investor in connection with the shares of Common Stock issuable upon conversion of the Purchased Shares or exercise of the Purchased Warrants and to be transferred to the Investors pursuant to the Purchase Agreement and the other transactions contemplated in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS.  The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Board” means the Board of Directors of the Company.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act, including the staff thereof.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Notice” is defined in Section 2.1.1.

“Demand Registration” is defined in Section 2.1.1.

“Effectiveness Default Date” is defined in Section 2.1.4(iii).

“Effectiveness Period” is defined in Section 2.1.2.

“Event” is defined in Section 2.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Filing Date” is defined in Section 2.1.1.

“Filing Default Date” is defined in Section 2.1.4(i).

“Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” or “Holders” means any person or entity owning of record or having the right to acquire Registrable Securities or any assignee of record thereof in accordance with Section 6.2 hereof or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the same day of this Agreement by and among the Company, the Sponsor Shareholders and the Investor.

“Lock-Up Period Expiration Date” means the date of the one (1) year anniversary of the date hereof.

“Majority-in-Interest” is defined in Section 2.1.1.

“Maximum Number of Securities” is defined in Section 2.2.2.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“register”, “registered” and “registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” mean all of the shares of Common Stock owned or held at any time and from time to time by Investor and any securities issued or issuable to the Investor upon any stock split, dividend, exchange, exercise, conversion or other distribution, recapitalization or similar event with respect to the foregoing or otherwise issued with respect to or in exchange for or in replacement of such Registrable Securities.

For the avoidance of doubt, all (i) Transferred Shares and (ii) shares of Common Stock (x) issued upon conversion of the Purchased Shares, (y) issued upon exercise of the Purchased Warrants, or (y) acquired by or transferred to the Investor pursuant to the Investor Rights Agreement shall be treated as Registrable Securities for all purposes of this Agreement.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act or (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are saleable without any volume or manner-of-sale restrictions under Rule 144 of the Securities Act.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Required Effectiveness Date” is defined in Section 2.1.4(ii).

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 415 Interpretative Position” means the then-current interpretation of the staff of the SEC regarding the availability of Rule 415 for continuous or delayed offerings of securities for the account of selling securityholders.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Subsequent Shelf Registration” is defined in Section 2.1.5.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2.    REGISTRATION RIGHTS

2.1           Demand Registration

2.1.1           Request for Registration.  At any time and from time to time on or after the Lock-Up Period Expiration Date, upon written notice (a “Demand Notice”) by the Holders of a majority-in-interest (the “Majority-in-Interest”) of the Registrable Securities, the Company shall prepare and file with the SEC a Registration Statement covering the sale or distribution by the Holders, including without limitation, by way of underwritten offering, block sale or other distribution plan designated in the Demand Notice, of (a) up to all of the Registrable Securities owned by such Holders, provided that such offering shall result in net proceeds to the Holders of Registrable Securities sold in such offering of at least $10 million, or (b) all of the Registrable Securities owned by such Holders on a delayed or continuous basis pursuant to Rule 415 (except if the Company is not then eligible or is not permitted under the Rule 415 Interpretative Position, to register for resale such Registrable Securities, in which case such registration shall provide for the registration of such Registrable Securities for resale by such Holders as are permitted under the Rule 415 Interpretative Position (the “Demand Registration”) on or prior to the date that is sixty (60) days from the date of the Demand Notice (such date of actual filing, the “Filing Date”).  The Company shall use its reasonable best efforts to cause such Demand Registration to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event within ninety (90) days after the date such Demand Registration is filed.

2.1.2           Effectiveness Period.  Once declared effective, the Company shall, use its reasonable best efforts to cause the Demand Registration to be continuously effective until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

2.1.3           Effective Registration.  The Company shall request effectiveness of the Registration Statement (and any post-effective amendments thereto) within two (2) Business Days following the Company’s receipt of notice from the SEC that the Registration Statement will not be reviewed by the SEC or that the SEC has completed its review of such Registration Statement and has no further comments.  The Company shall request effectiveness of the Registration Statement (and any post-effective amendments thereto) at 5:00 p.m., Eastern time, on the effectiveness date and use its reasonable best efforts to deliver the Prospectus (or any supplements thereto), which delivery may be made electronically, on the first Business Day after such effective date.

2.1.4           Liquidated Damages.  Upon the occurrence of any Event (as defined below), as partial relief for the damages suffered therefrom by the Holders (which remedy shall not be exclusive of any other remedies which are available at law or in equity; and provided further that the Holders shall be entitled to pursue an action for specific performance of the Company’s obligations under this Section 2), the Company shall pay to each Holder, as liquidated damages and not as a penalty (it being agreed that it would not be feasible to ascertain the extent of such damages with precision), such amounts and at such times as shall be determined pursuant to this Section 2.1.4.  For such purposes, each of the following shall constitute an “Event”:

(i)             the Filing Date does not occur on the date sixty (60) days after the date of the Demand Notice (the “ Filing Default Date “), in which case the Company shall pay to each Holder an amount in cash equal to: (A) for the first 30-day period following such Filing Default Date or any portion thereof until the Filing Date, one and one half percent (1.5%) of the aggregate purchase price paid by such Holder as set forth on Section 2 of the Purchase Agreement (or the Person for whom such Holder directly or indirectly acquired the Registrable Securities pursuant to Section 6.2 of this Agreement), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of such 30-day period; and (B) for each successive 30-day period thereafter or any portion thereof until the Filing Date, one and one half percent (1.5%) of such aggregate purchase price paid by such Holder (or the Person for whom such Holder directly or indirectly acquired the Registrable Securities), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of each 30-day period;

(ii)             the Registration Statement is not declared effective on or prior to the date that is one hundred fifty (150) days after the date of the Demand Notice (the “Required Effectiveness Date”), in which case the Company shall pay to each Holder an amount in cash equal to: (A) for the first 30 days after such one hundred and fiftieth (150th ) day or any portion thereof until the Registration Statement is deemed effective, one and one half percent (1.5%) of the aggregate purchase price paid by such Holder as set forth on Section 2 of the Purchase Agreement (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities pursuant to Section 6.2 of this Agreement), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of such 30-day period; and (B) for each successive 30-day period thereafter or any portion thereof until the Registration Statement is deemed effective, one and one half percent (1.5%) of such aggregate purchase price paid by such Holder (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities), on a pro-rata basis for any portion of such 30-day period, at the end of each 30-day period; and

(iii)             once declared effective, the use of the Prospectus and the Registration Statement is suspended by order of the Commission or notice by the

Company or the Prospectus is not current, except as expressly permitted by Section 3.1.1 (the “Effectiveness Default Date”), in which case the Company shall pay to each Holder an amount in cash equal to: (A) for the first 30 days after such Effectiveness Default Date or any portion thereof until withdrawal of any order suspending the effectiveness of the Registration Statement or the Prospectus is corrected or use of the Prospectus and the Registration Statement otherwise is again permitted by the Company, one and one half percent (1.5%) of the aggregate purchase price paid by such Holder as set forth on Section 2 of the Purchase Agreement (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities pursuant to Section 6.2 of this Agreement), on a pro-rata basis for any portion of such 30-day period, to be paid at the end of such 30-day period; and (B) for each successive 30-day period thereafter until withdrawal of any order suspending the effectiveness of the Registration Statement or the Prospectus is corrected or use of the Prospectus and the Registration Statement otherwise is again permitted by the Company, one and one half percent (1.5%) of such aggregate purchase price paid by such Holder (or the Person from whom such Holder directly or indirectly acquired the Registrable Securities), on a pro-rata basis for any portion of such 30-day period, at the end of each 30-day period.

The payment obligations of the Company under this Section 2.1.4 shall be cumulative.  Notwithstanding any other provision of this Agreement, (1) no payment shall be required pursuant to this Section 2.1.4 with respect to any time period during which the Company is allowed pursuant to Section 3.1.1 to refuse to file any Registration Statement covering any Registrable Securities, to refuse to cause the effectiveness of any such Registration Statement or to suspend the use of any such Registration Statement or related Prospectus, (2) no payment shall be required to be made to any Holder pursuant to this Section 2.1.4 with respect to any time period during which such Holder does not intend to sell Registrable Securities or has agreed with the Company not to do so, (3) no liquidated damages shall accrue with respect to Registrable Securities consisting of  Purchased Warrants and (4) aggregate liquidated damages payable by the Company pursuant to this provision shall not exceed ten percent (10.0%) of the Holder’s initial investment in the Purchased Shares.

2.1.5           Subsequent Shelf Registration.  If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and in any event shall use its reasonable best efforts to, within sixty (60) days of such cessation of effectiveness, amend such Shelf Registration in a manner reasonably expected to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration or (ii) at the option of the Company, file an additional Registration Statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing.  If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (x) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after such filing, but in no event later than the date that is ninety (90) days after such Subsequent Shelf Registration is filed and (y) keep such Subsequent Shelf Registration (or another Subsequent Shelf Registration) continuously effective until the end of the Effectiveness Period.  Any such Subsequent Shelf Registration shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form.  Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with any reasonable method of distribution elected by the Holders.

2.1.6           Supplement and Amendment.  The Company shall supplement and amend any Demand Registration or any Subsequent Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used by the Company for such registration if required by the Securities Act or as reasonably requested by the Holders covered by such registration.

2.1.7           Reduction of Offering.  If a Demand Notice delivered in accordance with Section 2.1.1 specifies that the sale of the Registrable Securities is intended to be conducted through an underwritten offering, the Holders of a majority of Registrable Securities included in such Demand Notice shall have the right to select the managing underwriter or underwriters to administer the offering; provided , however , that such managing underwriter or underwriters shall be reasonably acceptable to the Company.  The Holders included in such Demand Notice and the Company shall enter into an underwriting agreement in such customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 2.1, if the managing underwriter or underwriters of a proposed underwritten offering of the Registrable Securities advise the Board that in its or their good faith opinion the number of Registrable Securities requested to be included in such Registration Statement and all other securities proposed to be sold in the offering contemplated thereby exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten Registration Statement shall be allocated, (i) first, up to the total number of securities the Holders have requested to be included in such Registration Statement ( pro-rata based upon the number of securities that each of them shall have requested to be included in such offering), (ii) and only if all the securities referred to in clause (i) have been included, the number of securities that the Company and other holders have proposed to include in such Demand Registration that, in the opinion of the managing underwriter or underwriters can be sold without having such adverse effect. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter or underwriters.  Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

2.1.8           The Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)             if the Company has effected a registration pursuant to this Section 2.1 within the preceding six (6) months, and such registration has been declared or ordered effective;

(ii)             during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 2.1, provided that the Company is actively employing in good faith reasonable best efforts to cause such Registration Statement to become effective (other than a registration relating to the issuance or sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to an acquisition or other transaction to which Rule 145 under the Securities Act is applicable);

(iii)             if the Company shall furnish to Holders requesting a registration pursuant to this Section 2.1, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration to be effected at such time because the sale of Registrable Securities covered by such registration or the disclosure of information therein or in any related Prospectus or Prospectus supplement would materially interfere with a transaction or development involving the Company for sales of Registrable Securities thereunder to then be permitted, and setting forth in general terms the reasons for such determination, in which event the Company shall have the right to defer such filing for a period of not more than thirty (30) days after receipt of the request of the Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period and provided, further, that the Company shall not register any other capital stock during such thirty (30) day period (other than a registration relating to the issuance or sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to an acquisition or other transaction to which Rule 145 under the Securities Act is applicable); or

(iv)             in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

2.2           Piggy-Back Registration

2.2.1           Piggy-Back Rights.  If at any time on or after the Lock-Up Period Expiration Date, there is not an effective Registration statement covering all of the Registrable Securities and the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the Holders as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holders in such notice the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All Holders proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2           Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Holders in writing that the dollar amount or number of securities which the Company desires to sell, taken together with shares of Common Stock or other securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the Holders hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock or other securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the number which can be sold in such underwritten offering in light of market conditions (the “Maximum Number of Securities”), then the Company shall include in any such registration:

(i)             If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A) (x) the shares of Common Stock or other securities, if any, that are Registrable Securities, as to which registration has been requested by the Holders pursuant to the terms hereof, and (y) the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons, on a pro rata basis, that can be sold without exceeding the Maximum Number of Securities; and

(ii)             If the registration is a “demand” registration undertaken at the demand of persons other than the Holders pursuant to written contractual arrangements with such persons, (A) first, (x) the shares of Common Stock or other securities for the account of the demanding persons, (y) the shares of Common Stock or other securities comprised of Registrable Securities as to which registration has been requested pursuant to the terms hereof, and (z) the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, on a pro rata basis, that can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities.

2.2.3           Withdrawal.  Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement.  The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement.  Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Piggy-Back Registration as provided in Section 3.3.

3.    REGISTRATION PROCEDURES

3.1           Filings; Information.Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1           Filing Registration Statement.  The Company shall in accordance with the applicable provisions of this Agreement prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become and remain effective until the Registrable Securities registered thereunder have been sold, provided, however, that the Company shall have the right to suspend the use of the Registration Statement for up to thirty (30) days, if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a registration hereunder.

3.1.2           Copies.  The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders included in such registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders included in such registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3           Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4           Notification.  After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the Holders included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall object.

3.1.5           State Securities Laws Compliance.  The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6           Agreements for Disposition.  The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.  The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders included in such registration statement.  No Holder included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement. The Holders shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type.  Further, such Holders shall cooperate fully in the preparation of the Registration Statement and other documents relating to any offering in which they include securities pursuant to Section 2 hereof.  Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by such Holder, as applicable, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

3.1.7           Cooperation.  The Chief Executive Officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8           Records.  The Company shall make available for inspection by the Holders included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9           Opinions and Comfort Letters.  The Company shall furnish to each Holder included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter.  In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each Holder included in such Registration Statement, at any time that such Holder elects to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect.

3.1.10         Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11         Listing.  The Company shall use its reasonable best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holders of a Majority-in-Interest of the Registrable Securities included in such registration.

3.2            Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Holder included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3           Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1 and any Piggy-Back Registration pursuant to Section 2.2, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the Holders of a Majority-in-Interest of the Registrable Securities included in such registration.  The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all selling stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4            Information.  The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.  If any such Holder fails to furnish such requested information within seven Business Days of the Company’s request, the Company shall furnish written notice of such non-compliance to such Holder.  If, for a period of three Business Days after such notice is given, such Holder continues to fail to furnish such requested information, then the Company shall have no obligation to pay any liquidated damages to such Holder with respect to any Event occurring with respect to such registration.

4.    INDEMNIFICATION AND CONTRIBUTION.

4.1            Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Holder, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action, as such expense are incurred and within thirty (30) days after a request for reimbursement has been received by the Company; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based (i) upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary Prospectus, final Prospectus, or summary Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein, (ii) in the case of an occurrence of an event of the type specified in Section 3.1.4(iv), the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of advice from the Company that such Prospectus is no longer outdated or defective. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2           Indemnification by Holders.  Each selling Holder will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other selling Holder and each other person, if any, who controls another selling holder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary Prospectus, final Prospectus or summary Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action.  Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder from the sale of Registrable Securities which gave rise to such indemnification obligation.

4.3           Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4           Contribution

4.4.1           If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2           The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3           The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.    UNDERWRITING AND DISTRIBUTION

5.1            Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable such Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

6.    MISCELLANEOUS

6.1           Other Registration Rights.  Except with respect to (i) those securities issued or issuable upon exercise of the Unit Purchase Options, (ii) all of the shares of Common Stock owned or held by the investors party to that certain Registration Rights Agreement dated as of October 17, 2007, and (iii) all of the shares of Common Stock owned or held by the investors party to that certain Registration Rights Agreement dated as of October 15, 2009, the Company represents and warrants that no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2           Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Investor or Holder or of any assignee of the Investor or Holder.  This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.  If any of the Registrable Securities are transferred or assigned by a Holder other than pursuant to an effective Registration Statement, then, upon request by the transferring Holder, the Company shall use its reasonably best efforts (at the earliest opportunity practicable) to enable such transferee or assignee to resell such transferred or assigned Registrable Securities using the Registration Statement filed and made effective pursuant to this Agreement and the related Prospectus by filing a post-effective amendment or Prospectus supplement, naming such transferee or assignee as a selling shareholder under such Registration Statement and Prospectus.

6.3           Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day.  Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

if to the Company:	China MediaExpress Holdings, Inc Room 2805 Central Plaza Wanchai, Hong Kong Attention: Zheng Cheng and Jacky Lam Facsimile: +852.2827.6099

with a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10145 Attention: Mitchell S. Nussbaum / Frank J. Marinaro Facsimile: +1.212.656.1349

if to the Investor:	Starr Investments Cayman II, Inc. Bermuda Commercial Bank Building, 5th Floor 19 Par la Ville Road Hamilton HM 11 Bermuda Attention: Stuart Osbourne / Jenny Barclay

with a copy to:
Starr Investments Cayman II, Inc.
c/o Beijing C.V. Starr Investment Advisors Limited Shanghai Branch
Suite 4609-4611A, Tower II, Plaza 66,
1266 Nanjing West Road,
Shanghai 200040 People's Republic of China
Attention: John Lin / Dorothy Dong
Facsimile: +8621.6288.9773

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, Tower 2, China World Trade Centre
No. 1 Jianguomenwai Avenue
Beijing 100004 People’s Republic of China
Attention:  Jon L Christianson
Facsimile:  +8610.6535.5577

6.4            Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6            Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7           Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.8            Titles and Headings.  Titles and headings of Sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9            Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10            Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11            Governing Law.  This Agreement shall be governed in all respects by the laws of the State of State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

6.12            Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each party hereby consents to service being made through the notice procedures set forth in Section 6.3 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first−class postage prepaid) to the respective addresses set forth in Section 6.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CHINA MEDIAEXPRESS HOLDINGS, INC.

By:	/s/ Zheng Cheng
Name: Zheng Cheng
Title:

STARR INVESTMENTS CAYMAN II, INC.
By:	/s/ Stuart Osborne
Name: Stuart Osborne
Title: Director

[Signature Page to Registration Rights Agreement]